UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2021

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38015	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SGLB	The NASDAQ Stock Market LLC
Warrants to Purchase Common Stock, par value $0.001 per share	SGLBW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2021, Sigma Labs, Inc. (“we,” “our,” “us,” or the “Company”) entered into an amended and restated employment agreement (“Employment Agreement”) with Mark K. Ruport, which is retroactive to January 1, 2021.

Under the Employment Agreement, Mr. Ruport will continue to serve as the Company’s President and Chief Executive Officer, and is entitled to, among other things, (i) an annual base salary of $250,000 (such base salary is not subject to decrease, but may be increased in the discretion of the Company’s Compensation Committee of the Board of Directors (the “Committee”) based on annual or special case assessments of Mr. Ruport’s performance and other factors), (ii) all benefits that we elect in our sole discretion to provide from time to time to our other executive officers, and (iii) earn additional equity awards under the Company’s incentive plans and stock appreciation rights. Additionally, the Company must formulate a set of short-term and long-term metrics to assist in measuring Mr. Ruport’s performance and set certain bonus compensation awards based on such performance (“Incentives”).

The Company has the right to terminate Mr. Ruport’s employment at any time, with or without cause and for any reason, provided that, if his employment is terminated by us without “cause” or as a result of Mr. Ruport’s death or “disability,” or his employment is terminated within the twelve month period following a “change in control” (as those terms are defined in the Employment Agreement) then, subject to his execution of a general release of claims, Mr. Ruport will be entitled to (i) payment of certain accrued obligations, (ii) receive 12 months of his then current annual base salary payable within thirty days of termination, (iii) accelerated vesting of all of his stock options and stock appreciation rights, and, if applicable, a pro-rata portion of the applicable Incentives, calculated based on the date of the termination of his employment in relation to the applicable Incentive period.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

On June 10, 2021, the Committee adopted an incentive compensation plan for Mr. Ruport under which he is eligible to receive short-term and long-term cash and/or equity-based payments (at the Committee’s discretion as to the form of payment), after the end of this fiscal year, as to Incentives tied to the achievement of certain corporate goals and criteria with respect to 2021, and after December 31, 2022, as to Incentives tied to the achievement of certain corporate goals and criteria through 2022.

2021 Incentives. Under the plan adopted by the Committee, up to three incentive bonuses, if any, will be paid to Mr. Ruport based upon the Company’s achievement of up to three specified corporate goals for 2021, including two financial performance targets and an employee retention target. The maximum bonus payable to Mr. Ruport upon the full achievement of a specific goal is $125,000, and the maximum bonus payable to Mr. Ruport upon the full achievement of all three goals is approximately $333,333. The 2021 bonuses will be paid, as to 50% of such bonuses, by January 31, 2022, and the remaining 50% will be paid promptly after the Company’s Form 10-K for the fiscal year ended December 31, 2021, is filed with the Securities and Exchange Commission.

2022 Incentives.

Under the plan adopted by the Committee, up to three incentive bonuses, if any, will be paid to Mr. Ruport based upon the Company’s achievement of up to three specified corporate goals through 2022, including an employee retention target, a financial performance target and a subjective personal performance/contribution goal for Mr. Ruport. The maximum bonus payable to Mr. Ruport upon the full achievement of a specific goal is approximately $333,333, and the maximum bonus payable to Mr. Ruport upon the full achievement of all three goals is $750,000. The subjective performance of Mr. Ruport will be evaluated and determined by the Committee in its sole discretion. The 2022 bonuses will be paid, as to 50% of such bonuses, by January 31, 2023, and the remaining 50% will be paid promptly after the Company’s Form 10-K for the fiscal year ended December 31, 2022, is filed with the Securities and Exchange Commission.

The Committee reserves the right to modify these goals and criteria at any time, and to grant bonuses to Mr. Ruport even if the performance goals are not met.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated June 10, 2021, between Sigma Labs, Inc. and Mark K. Ruport
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2021	SIGMA LABS, INC.

	By:	/s/ Mark K. Ruport
	Name:	Mark K. Ruport
	Title:	President and Chief Executive Officer